Filed Pursuant to Rule 433
Registration Statement No. 333-190926

Subject to Completion and Modification

NAVIENT FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NAVIENT FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NAVIENT FUNDING, LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, NAVIENT FUNDING, LLC, ANY UNDERWRITER OR DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus

$758,200,000

Navient Student Loan Trust 2015-3
Issuing Entity

Navient Funding, LLC
Depositor

Navient Solutions, Inc.
Sponsor, Servicer and Administrator

Student Loan-Backed Notes

On or about June 18, 2015, the trust will issue:

Class	Principal	Interest Rate	Maturity
Floating Rate Class A-1 Notes	$ 252,200,000	1-month LIBOR plus %	July 25, 2030
Floating Rate Class A-2 Notes	$ 486,000,000	1-month LIBOR plus %	June 26, 2056
Floating Rate Class B Notes	$ 20,000,000	1-month LIBOR plus %	October 25, 2058

The trust will make payments primarily from collections on a pool of FFELP student loans, including consolidation FFELP student loans.  Interest on and principal of the notes will be payable monthly on the 25th day (or if such day is not a business day, the next business day) of each calendar month, beginning in August 2015.  In general, the trust will pay principal, sequentially, to the class A-1 notes and the class A-2 notes, in that order, until each such class of notes is paid in full, and then to the class B notes until paid in full.  Interest on the class B notes will be subordinate to interest on the class A notes and principal of the class B notes will be subordinate to both principal of and interest on the class A notes.  Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes, overcollateralization and the reserve account.  The interest rates on the notes will be determined by reference to LIBOR.  A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus.

Some or all of the class B notes may be retained by the depositor or an affiliate of the depositor.  This free-writing prospectus also covers the resale of any such retained class B notes from time to time by the depositor or an affiliate of the depositor.

We are offering the notes through the underwriters at the prices shown on the cover page of the related prospectus supplement when and if issued.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in Navient Corporation, the sponsor, administrator, servicer, depositor, any seller, any underwriter or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

_______________________ Lead Managers
J.P. Morgan	RBC Capital Markets	Wells Fargo Securities
Co-Managers
Barclays	Deutsche Bank Securities
June 3, 2015

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Prospectus Supplement, dated June 3, 2015 (the “preliminary prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the preliminary prospectus supplement.

Ratings of the Notes

The depositor expects that the notes issued by the trust will receive the indicated ratings from DBRS, Inc. (“DBRS”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s” and together with DBRS and Fitch, the “rating agencies”) listed below.

	DBRS	Fitch	Moody’s
Class A-1 Notes	AAA (sf)	AAAsf	Aaa (sf)
Class A-2 Notes	AAA (sf)	AAAsf	Aaa (sf)
Class B Notes	AA (sf)	A+sf	Aa1 (sf)

It is a condition to the issuance of the notes that each of the notes receives the ratings listed above.

The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, depositor, servicer, administrator, indenture trustee, eligible lender trustee or any of their affiliates will be required to monitor any changes to the ratings on the notes.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes in accordance with their terms.  A rating agency may subsequently lower or withdraw its rating of any class of the notes.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.

Navient Student Loan Trust 2015-3
Issuing Entity

$ 252,200,000  Floating Rate Class A-1 Student Loan-Backed Notes
$ 486,000,000  Floating Rate Class A-2 Student Loan-Backed Notes
 $   20,000,000  Floating Rate Class B Student Loan-Backed Notes

Navient Funding, LLC
Depositor

Navient Solutions, Inc.
Sponsor, Servicer and Administrator
_____________

Lead Managers

J.P. Morgan
RBC Capital Markets
Wells Fargo Securities

Co-Managers

Barclays
Deutsche Bank Securities
_____________

June 3, 2015